UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2017

IMMUNE PHARMACEUTICALS INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-36602	52-1841431
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

550 Sylvan Avenue, Suite 101, Englewood Cliffs, NJ	07632
(Address of Principal Executive Offices)	(Zip Code)

(201) 464-2677

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 10, 2017, Immune Pharmaceuticals Inc.’s (the “Company”) subsidiary, Cytovia Inc. (“Cytovia”), entered into an exclusive licensing agreement (the “Licensing Agreement”) with Pint Pharma International S.A. ("Pint"), a specialty pharmaceutical company focused on Latin America and other markets, for the marketing, commercialization and distribution of Ceplene throughout Latin America (the “Territory”, as more fully defined in the Licensing Agreement) through Pint and one or more of its affiliates. Pursuant to the Licensing Agreement, Pint will also pay Cytovia (i) 35% of net sales in the territory (ii) a milestone payment of $500,000 when net sales of Ceplene in the Territory first reach $10,000,000 in any calendar year and (iii) a milestone payment of $1,250,000 when net sales of Ceplene in the Territory first reach $25,000,000 in any calendar year. Cytovia further granted Pint and its affiliates certain sublicensing rights to Ceplene, and a right of first refusal on any new products of Cytovia within the Territory during the term of the Licensing Agreement.

With regard to any regulatory approvals and filings related to the commercialization of Ceplene within the Territory, Pint shall be the applicant, holder of such regulatory approvals and will be responsible for the content of such regulatory submissions, as well as all costs and expenses related to, among other items delineated in the Licensing Agreement, the fees, filings, compliance, registration and maintenance of such required regulatory approval matters. Cytovia shall be responsible for providing (or if in the control of a third party, to ensure such third party provides) all appropriate documentation, samples and other information in support of Pint in connection with its regulatory submissions, compliance and maintenance matters in the Territory concerning the Ceplene product(s).

Additionally, in connection with the Licensing Agreement, the parties thereto agreed that Pint Gmbh, an affiliate of Pint, will separately enter into an investment agreement, pursuant to which Pint Gmbh will make to an investment of $4 million USD at series A valuation into Cytovia in exchange for an equity interest in Cytovia. Dr. Massimo Radaelli, Executive Chairman of Pint, will also join the board of Cytovia upon completion of the investment and an effective spin off of Cytovia from the Company, if and as consummated.

The foregoing descriptions of the terms of the Licensing Agreement and the transactions contemplated thereby do not purport to be complete and, therefore, are subject to, and qualified in their entirety by such document attached hereto as Exhibits 10.1, and incorporated herein by reference. The Licensing Agreement contains certain representations and warranties that the respective parties made to, and solely for the benefit of, the other parties thereto in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties, and are not for the benefit of any party other than the parties to such agreements or as stated therein and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to such document and agreements.

Item 8.01.	Other Events.

On July 11, 2017, the Company issued a press release announcing entry into the Licensing Agreement. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit	Description

10.1	Licensing Agreement, dated July 10, 2017, by and between Cytovia Inc, a subsidiary of Immune Pharmaceuticals Inc. and Pint Pharma International S.A.

99.1	Press Release, dated July 11, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNE PHARMACEUTICALS INC.

By:	/s/ Elliot Maza
Name:	Elliott Maza
Title:	Interim Chief Executive Officer

Date: July 12, 2017

Index to Exhibits

Exhibit	Description

10.1	Licensing Agreement, dated July 10, 2017, by and between Cytovia Inc, a subsidiary of Immune Pharmaceuticals Inc. and Pint Pharma International S.A.

99.1	Press Release, dated July 11, 2017

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